AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PURE BIOFUELS CORP.

PURE BIOFUELS DEL PERU S.A.C.

INTERPACIFIC OIL S.A.C.

LUIS GOYZUETA

ALBERTO PINTO

PATRICK ORLANDO

DATED AS OF DECEMBER 4, 2007

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LIST OF EXHIBITS

Exhibit A Form of Opinion

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of December 4, 2007 (the “Signing Date”) and effective as of August 15, 2007 (the “Effective Date”) by and among Pure Biofuels Corp., a Nevada corporation (“Parent”), Pure Biofuels del Peru S.A.C, a Peruvian corporation and a 99.9% owned subsidiary of Parent (“Acquirer”), Interpacific Oil S.A.C., a Peruvian corporation (“Target” (which term shall include any subsidiaries of Target as applicable)), Luis Goyzueta Angobaldo, Peruvian citizen, identified with DNI No. 10609920; Alberto Pinto Rocha, Peruvian citizen, identified with DNI No. 08249574; and Patrick Orlando Panizo, Peruvian citizen, identified with Peruvian Passport No. 0552726 (collectively, the “Target Stockholders”).

RECITALS

A.  The Board of Directors of Parent, and the stockholders of each of Acquirer and Target believe it is in the best interests of their respective companies and the Target Stockholders that Target and Acquirer combine into a single company through the statutory merger of Target with and into Acquirer (the “Merger”) and, in furtherance thereof, have approved the Merger.

B.  Pursuant to the Merger, among other things, the outstanding capital stock of Target (“Target Common Stock”) shall be converted into the right to receive the Merger Consideration (as defined in Section 2.7(a)), on the terms and subject to the conditions set forth herein.

C.  Acquirer, Target and Parent desire to make certain representations and warranties and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1.  DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

“Acquirer” has the meaning set forth in the introductory paragraph.

“Acquirer Disclosure Schedule” has the meaning set forth in Section 4.

“Acquirer Indemnified Person” and “Acquirer Indemnified Persons” have the meanings set forth in Section 9.1(b).

“Acquisition Proposal” has the meaning set forth in Section 5.2.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Confidentiality Agreement” has the meaning set forth in Section 6.3.

“Damages” has the meaning set forth in Section 9.1(b).

“Effective Date” has the meaning set forth in the introductory paragraph.

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Laws” has the meaning set forth in Section 3.14(a)(i).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with any of the Credit Parties or would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of any of the Credit Parties being or having been a general partner of such person.

“Exchange Act” has the meaning set forth in Section 5.2.

“Exchange Ratio” has the meaning set forth in Section 6.6.

“Governmental Entity” has the meaning set forth in Section 3.2.

“Hazardous Materials” has the meaning set forth in Section 3.14(a)(ii).

“Material” has the meaning set forth in Section 10.2.

“Material Adverse Effect” has the meaning set forth in Section 10.2.

“Material Contract” has the meaning set forth in Section 3.11.

“Merger” has the meaning set forth in Recital A.

“Merger Consideration” has the meaning set forth in Section 2.7(a).

“Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA or any “plan” subject to Section 4975 of the Code.

“Returns” has the meaning set forth in Section 3.15(b).

“SEC” has the meaning set forth in Section 4.2.

“Signing Date” has the meaning set forth in the introductory paragraph.

“Subsidiary” has the meaning set forth in Section 10.2.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target” has the meaning set forth in the introductory paragraph. It is duly established will be liquidated effective as of the Effective Date (September 1, 2007) of the Merger agreed by the Target Shareholders and Acquirer.

“Target Balance Sheet Date” has the meaning set forth in Section 3.6

“Target Common Stock” has the meaning set forth in Recital B.

“Target Disclosure Schedule” has the meaning set forth in Section 3.

“Target Employee Plans” has the meaning set forth in Section 3.16(a).

“Target Financial Statements” has the meaning set forth in Section 3.4.

“Target Indemnified Person” and “Target Indemnified Persons” shall have the meaning set forth in Section 9.1(c).

“Target Stockholders” has the meaning set forth in the introductory paragraph.

“Target’s Current Facilities” has the meaning set forth in Section 3.14(b).

“Target’s Facilities” has the meaning set forth in Section 3.14(b).

“Tax” and “Taxes” have the meanings set forth in Section 3.15(a).

“Termination Date” has the meaning set forth in Section 9.1(a).

2.  THE MERGER.

2.1  The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable subsection of Section 344 of the General Law of Companies of Peru (“Peru Law”), Target shall be merged with and into Acquirer, the separate corporate existence of Target shall cease and Acquirer shall continue as the surviving corporation (the “Surviving Corporation”).

2.2  Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable, but no later than two (2) business days, after the satisfaction or waiver of each of the conditions set forth in Section 7 hereof, or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Muniz, Ramirez, Perez-Taiman & Luna-Victoria, or at such other location as the parties hereto agree. On the Effective Date, the parties hereto have caused the Merger to be consummated by filing the requisite documents with the Peruvian Public Registry of Peru, in accordance with the relevant provisions of Peru Law (the time of such filing being the “Effective Time”).

2.3  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Peru Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Acquirer shall vest in the Surviving Corporation.

2.4  Articles of Incorporation; Bylaws.

(a)  At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Acquirer as in effect immediately prior to the Effective Time.

(b)  At the Effective Time, the Bylaws of the Surviving Corporation shall be the Bylaws of Acquirer as in effect immediately prior to the Effective Time , except that Article 5 shall be amended to increase the authorized stock of the Surviving Corporation to 10,843,400 shares.

2.5  Directors and Officers. At the Effective Time, the officers of Target immediately prior to the Effective Time shall cease in their functions and the directors and officers of Acquirer shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.6  Effect on Capital Stock. At the Effective Time, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time Stock as set forth on Schedule 2.6(a) hereto shall be exchanged for a number of shares of Acquirer’s Common Stock as set forth in Schedule 2.6(b) hereto.

2.7  Deliveries at Closing.

(a)  Acquirer and Parent Deliveries. At the Closing, Parent shall repurchase all of the shares received by Target Stockholders and Parent shall deliver to Target Stockholders (i) the Merger Consideration, (payable to the Target Stockholders as set forth on Schedule 2.7(a) hereto (the “Merger Consideration”)) and (ii) the various certificates, instruments and documents referred to in Section 7.3 hereof.

(b)  Target Deliveries. At the Closing, Target shall deliver to Acquirer and Parent the various certificates, instruments and documents referred to in Section 7.2 hereof. It is duly established that new shares certificates in favor of Target Stockholders will be issued after the registration of the Merger in Peruvian Public Registry.

(c)  Transfers of Ownership. On the date of the registration of the Merger with the Peruvian Public Registry, the stock transfer books of Target shall be annulled, closed, and delivered to the Acquirer and there shall be no further registration of transfers of Target Common Stock or any other type of security thereafter on the records of Target.

2.8  No Further Ownership Rights in Target Capital Stock. The Merger Consideration delivered at the Closing for exchange of shares of Target Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock, and, within five (5) days of the date of the registration of the Merger in the Peruvian Public Registry, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock which were outstanding immediately prior to the Effective Time.

2.9  Taking of Necessary Action; Further Action. Each of Acquirer, Target Stockholders and Parent will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Acquirer, the officers and directors of Target and Acquirer are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.10  Payments at Closing for Expenses. As of the Closing Date, Acquirer and Target each shall provide sufficient funds to enable the consummation of the transactions contemplated by this Agreement that have not been paid on or prior to the Closing Date (the “Expenses”).

3.  REPRESENTATIONS AND WARRANTIES OF TARGET. Target represents and warrants to Acquirer and Parent that the statements contained in this Section 3 are true and correct, except as disclosed in a document of even date herewith and delivered by Target to Acquirer on the date hereof (the “Target Disclosure Schedule”).

3.1  Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the laws of Peru. Target has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Target. Target has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Target, each as amended to date, to Acquirer. Target is not in violation of any of the provisions of its Articles of Incorporation or Bylaws. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.2  Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target subject only to the approval of the Merger by Target Stockholders as contemplated by Section 7.1(a). The affirmative vote of the holders of all of the shares of Target’s Common Stock, outstanding on the record date for the General Shareholder Meeting relating to this Agreement is the only vote of the holders of any of Target’s Common Stock necessary to approve this Agreement and the transactions contemplated hereby. The Target Stockholders have unanimously (a) approved this Agreement and the Merger; (b) determined that in its opinion the Merger is in the best interests of the stockholders of Target and is on terms that are fair to such stockholders; and (c) recommended that the Target Stockholders approve this Agreement and the Merger. This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (a) any provision of the Articles of Incorporation or Bylaws of Target, as amended; or (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of their properties or assets, in the case of clause (b), except for such conflicts, violations, defaults, rights of termination, cancellation or acceleration as could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing with the Peruvian Public Registry of Peru as provided in Section 2.2 and (b) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not be reasonably expected to have a Material Adverse Effect on Target and could not reasonably be expected to prevent, or materially alter or delay, any of the transactions contemplated by this Agreement.

3.3  Governmental Authorization. Target has obtained each Peruvian or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Target currently operates or holds any interest in any of its properties; or (b) that is required for the operation of Target’s business or the holding of any such interest and all of such authorizations are in full force and effect except where the failure to obtain or have any such authorizations could not reasonably be expected to have a Material Adverse Effect on Target.

3.4  Financial Statements; Undisclosed Liabilities. Target has delivered to Acquirer its audited financial statements for the fiscal years ended December 31, 2005 and 2006, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) for the six months ended June 30, 2007 (collectively, the “Target Financial Statements”). The Target Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods presented and consistent with each other. The Target Financial Statements fairly present in all material respects the consolidated financial condition, operating results and cash flow of Target as of the dates, and for the periods, indicated therein. Except as set forth on the Target Financial Statements, Target has no liabilities or obligations.

3.5  Capital Structure. The authorized capital stock of Target consists of 10,842,400 shares of Target Common Stock each with a nominal value of S/. 1.00. All outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, if any, the Articles of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. Except for the rights created pursuant to this Agreement and any other rights disclosed in this Section 3.5, there are no options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Common Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Target Common Stock (a) between or among Target and any of its Target Stockholders; and (b) to Target’s knowledge, between or among any of Target Stockholders.

3.6  Absence of Certain Changes. Since the date of the latest Target balance sheet delivered to Acquirer hereunder (the “Target Balance Sheet Date”), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Target; (b) any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business and consistent with past practice; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (e) any Material Contract entered into by Target, other than in the ordinary course of business, or any material amendment or termination of, or default under, any Material Contract (as defined in Section 3.11) to which Target is a party or by which it is bound; (f) any amendment or change to the Articles of Incorporation or Bylaws of Target; or (g) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors or employees, other than in the ordinary course of business consistent with past practice. At the Effective Time, there will be no accrued but unpaid dividends on shares of Target’s capital stock.

3.7  Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Target. There is no judgment, decree or order against Target, or, to the knowledge of Target, any of its respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target.

3.8  Intellectual Property. Target has no registered or unregistered interest or right to use any patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) or formulas, and there is no consent or assignment required with respect to any leases, licenses and other rights of whatever nature, necessary for the present conduct of its business.

3.9  Interested Party Transactions. Target is not indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target.

3.10  Minute Book. The minute book of Target contains a materially complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

3.11  Material Contracts. All of Target’s Material Contracts (as defined in this Section 3.11 below) are listed in Section 3.11 of the Target Disclosure Schedule. With respect to each Material Contract: (a) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target, and, to Target’s knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (b) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (c) neither Target nor, to Target’s knowledge, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by Target or, to Target’s knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract, subject to such exceptions as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. Target is not a party to any oral contract, agreement or other arrangement. “Material Contract” means any contract, agreement or commitment to which Target is a party (a) with expected receipts or expenditures in excess of $100,000; (b) evidencing indebtedness for borrowed or loaned money of $100,000 or more, including guarantees of such indebtedness; or (c) that could reasonably be expected to have a Material Adverse Effect on Target if breached by Target in such a manner as would (I) permit any other party to cancel or terminate the same (with or without notice of passage of time); (II) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Target; or (III) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.

3.12  Customers and Suppliers. As of the date hereof, no customer that individually accounted for more than 10% of Target’s gross revenues during the 12 month period preceding the date hereof and no supplier of Target that individually accounted for more than 10% of Target’s purchases during the 12 month period preceding the date hereof has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target.

3.13  Title to Property. Target has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (a) the lien of current taxes not yet due and payable; (b) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) liens securing debt that is reflected on the Target Balance Sheet; and (d) such other mortgages, liens, pledges, charges or encumbrances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. The plants, property and equipment of Target that are used in the operations of Target’s business are in all material respects in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent required by generally accepted accounting principles. All leases to which Target is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally; and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided to Acquirer.

3.14  Environmental Matters.

(a)  The following terms shall be defined as follows:

(i)  “Environmental Laws” shall mean any applicable foreign, Peruvian or local governmental laws, statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, reuse, recycling, or other contact or involvement with Hazardous Materials (as defined in Section 3.14(a)(ii)).

(ii)  “Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include without limitation any “hazardous substances” as defined, listed, designated or regulated under Peruvian Law, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under Peruvian Law, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

(b)  To its knowledge, Target is and has been in compliance with all Environmental Laws relating to the properties or facilities owned, leased or occupied by Target at any time (collectively, “Target’s Facilities;” such properties or facilities currently owned, leased or occupied by Target are defined herein as “Target’s Current Facilities”), and to Target’s knowledge no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of Target’s Facilities that may or will give rise to liability of Target under Environmental Laws. To Target’s knowledge, there are no Hazardous Materials (including without limitation asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of Target’s Current Facilities. To Target’s knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target’s Current Facilities. To Target’s knowledge, no Target employee or other person has claimed that Target is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative action, proceeding or investigation is pending against Target, or, to Target’s knowledge, threatened against Target, with respect to Hazardous Materials or Environmental Laws; and Target is not aware of any facts or circumstances that could form the basis for assertion of a claim against Target or that could form the basis for liability of Target, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.

3.15  Taxes.

(a)  As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity;

(b)  Target has prepared and timely filed all returns, estimates, information statements and reports required to be filed by Target with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to Target or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are true and correct in all material respects and have been completed in accordance with applicable law;

(c)  Target, as of the Effective Time, (i) will have paid all Taxes shown to be payable on such Returns covered by Section 3.15(a), and (ii) will have withheld with respect to its employees all Taxes required to be withheld;

(d)  There is no material Tax deficiency outstanding or assessed or, to Target’s knowledge, proposed against Target that is not reflected as a liability on the Target Balance Sheet, nor has Target executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;

(e)  Target has no material liabilities for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet, whether asserted or unasserted, contingent or otherwise and Target has no knowledge of any basis for the assertion of any such liability attributable to Target, its assets or operations;

(f)  Target is not a party to any tax-sharing agreement or similar arrangement with any other party, and Target has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax;

(g)  Target’s Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Target has not been notified of any request for such an audit or other examination;

(h)  Target has never been a member of an affiliated group of corporations filing a consolidated federal income tax return;

(i)  Target has disclosed to Acquirer (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that Target has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any expatriate tax programs or policies affecting Target. Target is in compliance in all material respects with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any governmental entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order; and

(j)  Target has made available to Acquirer copies of all Returns filed for all periods since Target’s inception.

3.16  Employee Benefit Plans. None of the Target or any ERISA Affiliate has ever maintained or contributed to (or had an obligation to contribute to) any Plan. Except as set forth on Schedule 3.16, the Target has never had any employees. Target is in full compliance with Peruvian employment and employment benefits laws, including without limitation, Law No. 27626 and Supreme Decree No. 003-2002-TR, and the Target does not engage in illegal or unfair labor practices in Peru.

3.17  Employee Matters. To its knowledge Target is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect on Target. There are no proceedings pending or, to Target’s knowledge, reasonably expected or threatened, between Target, on the one hand, and any or all of its current or former employees, on the other hand, which proceedings could reasonably be expected to have, a Material Adverse Effect on Target, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to Target’s knowledge, reasonably expected or threatened, against Target under any workers’ compensation or long-term disability plan or policy. Target has no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries, or any state law governing health care coverage extension or continuation. Target is not a party to any collective bargaining agreement or other labor union contract, nor does Target know of any activities or proceedings of any labor union to organize its employees. To its knowledge Target has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.

3.18  Insurance. Target has policies of insurance of the type and in amounts that to Target’s knowledge are customarily carried by persons conducting businesses or owning assets similar to those of Target. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and Target is otherwise in compliance in all material respects with the terms of such policies. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.19  Compliance With Laws. To its knowledge, Target has complied with, is not in violation of and has not received any notices of violation with respect to, any Peruvian or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Target.

3.20  Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

4.  REPRESENTATIONS AND WARRANTIES OF ACQUIRER AND PARENT. Acquirer and Parent represent and warrant to Target that the statements contained in this Section 4 are true and correct, except as disclosed in a document of even date herewith and delivered by Acquirer to Target on the date hereof (the “Acquirer Disclosure Schedule”).

4.1  Organization, Standing and Power. Each of Acquirer and Parent is a corporation duly organized, validly existing and in good standing under the laws of Peru and the state of Nevada, respectively. Each of Acquirer and Parent has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Acquirer and Parent. Acquirer and Parent have delivered or made available a true and correct copy of their Certificates of Incorporation and Bylaws or other charter documents, as applicable, each as amended to date, to Target. Neither Acquirer nor Parent is in violation of any of the provisions of their Articles of Incorporation or Bylaws.

4.2  Authority. Acquirer and Parent have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Acquirer and Parent. This Agreement has been duly executed and delivered by Acquirer and Parent and constitutes the valid and binding obligations of Acquirer and Parent enforceable against Acquirer and Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under (a) any provision of the Articles of Incorporation or Bylaws of Acquirer and Parent; or (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquirer or Parent or their properties or assets, except in the case of clause (b), except for such conflicts, violations, defaults, rights of termination, cancellation or acceleration as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquirer or Parent. No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Acquirer or Parent in connection with the execution and delivery of this Agreement by Acquirer and Parent or the consummation by Acquirer and Parent of the transactions contemplated hereby, except for (a) the filing of the requisite documents as provided in Section 2.2 in the Peruvian Public Registry; (b) the filing of a Form 8-K with the Securities and Exchange Commission (“SEC”), if required; and (c) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect on Acquirer and could not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

4.3  Capital Structure. Immediately prior to the Effective Time, the authorized, issued and outstanding capital stock of the Acquirer consists of 1,000 shares of common stock, each with a nominal value of S/. 1.00. All of the outstanding shares of capital stock of the Acquirer are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state Peruvian securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as disclosed in Section 4.3 of the Acquirer Disclosure Schedule: (i) none of the Acquirer's capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Acquirer; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Acquirer or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Acquirer or any of its subsidiaries is or may become bound to issue additional capital stock of the Acquirer or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Acquirer or any of its subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Acquirer or any of its subsidiaries or by which the Acquirer or any of its subsidiaries is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Acquirer or any of its subsidiaries; (v) there are no outstanding securities or instruments of the Acquirer or any of its subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Acquirer or any of its subsidiaries is or may become bound to redeem a security of the Acquirer or any of its subsidiaries; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of Acquirer’s Common Stock; and (vii) the Acquirer does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement.

4.4  Acquirer Financial Statements. Acquirer has delivered to target its audited financial statements for the fiscal years ended December 31, 2005 and December 31, 2006, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a non-consolidated basis for the six months ended June 30, 2007 (collectively, the “Acquirer Financial Statements”). The Acquirer Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods presented and consistent with each other. The Acquirer Financial Statements fairly present in all material respects the consolidated financial condition, operating results and cash flow of Acquirer as of the dates, and for the periods, indicated therein.

4.5  Parent SEC Documents; Financial Statements. The Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since September 15, 2006, (all of the foregoing filed prior to the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Parent included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Parent as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

4.6  10(b)-5. The SEC Documents do not include any untrue statements of material fact, nor do they omit to state any material fact required to be stated therein necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

4.7  Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Acquirer or Parent, the Acquirer’s Common Stock, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect.

4.8  Employee Relations. Neither the Acquirer nor Parent is involved in any labor dispute or, to the knowledge of the Acquirer or Parent, is any such dispute threatened.

4.9  Intellectual Property Rights. The Acquirer and Parent own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. The Acquirer and Parent do not have any knowledge of any infringement by the Acquirer and Parent of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and, to the knowledge of the Acquirer and Parent there is no claim, action or proceeding being made or brought against, or to the Acquirer and Parent’s knowledge, being threatened against, the Acquirer and Parent regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Acquirer and Parent are unaware of any facts or circumstances which might give rise to any of the foregoing.

4.10  Environmental Laws. Except as could not reasonably by expected to have a Material Adverse Effect, to the Acquirer and Parent’s knowledge the Acquirer and its subsidiaries are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants. The Acquirer has received all permits, licenses or other approvals required of them under applicable environmental laws to conduct their respective businesses, the lack of which would have a Material Adverse Effect and are in compliance with all terms and conditions of any such permit, license or approval.

4.11  Title. All real property and facilities owned or held under lease by the Acquirer and its subsidiaries are held by them under valid, subsisting and enforceable titles with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Acquirer and its subsidiaries.

4.12  Regulatory Permits. The Acquirer and its subsidiaries possess all material certificates, authorizations and permits issued by the appropriate Peruvian or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Acquirer nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

4.13  Tax Status. The Acquirer and each of its subsidiaries has made and filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Acquirer and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and to the Acquirer’s Knowledge there is no basis for any such claim.

4.14  Brokerage. No broker, agent, finder or other party has been retained in connection with the transactions contemplated hereby and that no fee or commission has been agreed to by the Acquirer or Parent to be paid for or on account of the transactions contemplated hereby.

5.  CONDUCT PRIOR TO THE EFFECTIVE TIME.

5.1  Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquirer and except as set forth in Section 5.1 of the Target Disclosure Schedule): (a) to carry on its business in the usual regular and ordinary course in substantially the same manner as heretofore conducted; (b) to pay its debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes; and (ii) to Acquirer’s consent to the filing of material Tax Returns, if applicable; (c) to pay or perform other material obligations when due; and (d) to use all reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with material customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Target agrees to promptly notify Acquirer of any material event or occurrence not in the ordinary course of Target’s business, and of any event which could reasonably be expected to have a Material Adverse Effect on Target. Without limiting the foregoing, except as expressly contemplated by this Agreement or the Target Disclosure Schedule, Target shall not do, cause or permit any of the following, without the prior written consent of Acquirer:

(a)  Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws;

(b)  Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options, if any, or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(c)  Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

(d)  Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of Target Products or Target Intellectual Property;

(e)  Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, taken as a whole, other than in the ordinary course of business consistent with past practice;

(f)  Agreements. Enter into, terminate or amend, in a manner that will adversely affect the business of Target, (i) any agreement involving the obligation to pay or the right to receive $100,000 or more, (ii) any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property rights or rights to market or sell Target Products or (iii) any other agreement material to the business or prospects of Target or that is or would be a Material Contract;

(g)  Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $25,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements and provided that Target may pay down Indebtedness of any sort with available cash;

(h)  Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in excess of $25,000 in the aggregate, other than in the ordinary course of business consistent with past practice and the planned expansion previously agreed to by the parties;

(i)  Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(j)  Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

(k)  Employee Benefit Plans; New Hires; Pay Increases. Amend any Target Employee Plan or adopt any plan that would constitute a Target Employee Plan except in order to comply with applicable laws or regulations, or hire any new officer-level employee, pay any special bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof), or materially increase the benefits, salaries or wage rates of its employees, other than in the ordinary course of business consistent with past practice;

(l)  Severance Arrangements. Grant or pay any severance or termination pay or benefits (i) to any director or officer or (ii) except for payments made pursuant to written agreements outstanding on the date hereof and disclosed on the Target Disclosure Schedule, to any other employee, provided, that Target may grant and make severance payments of any sort if paid from available cash prior to Closing;

(m)  Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Target’s business, provided that it consults with Acquirer prior to the filing of such a suit or (iii) for a breach of this Agreement;

(n)  Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole;

(o)  Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material tax Return or any amendment to a material tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(p)  Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in generally accepted accounting principles; or

(q)  Other. Take or agree in writing or otherwise to take, any of the actions described in Sections (a) through (p) above, or any action that would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

5.2  No Solicitation.

(a)  Target shall, immediately cease any discussions, activities or negotiations with any other Person or Persons that may be ongoing with respect to any Acquisition Proposal and shall not take, or authorize or permit any of its representatives to take, any action (1) to solicit, initiate or knowingly encourage or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal, (2) to enter into any agreement, contract or commitment (or letter of intent or similar document) with respect to any Acquisition Proposal, or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, contract or commitment that would require Target to abandon, terminate or fail to consummate the Merger, (3) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than Acquirer Parent) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or (4) to grant any waiver or release under any standstill, confidentiality or similar agreement relating to a possible acquisition, merger, business combination or other similar transaction between Target and any other Person entered into by Target; provided, that, prior to obtaining the approval of the Target Stockholders contemplated by Section 6.1, in response to an unsolicited written Acquisition Proposal, Target may:

(i)  request clarifications from, or furnish information to, (but not enter into discussions with) any Person which makes such unsolicited Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with Target containing customary terms and conditions; and (B) such action is taken solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal; or

(ii)  participate in discussions or negotiations with, request clarifications from, or furnish information to, any Person which makes such unsolicited Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with Target containing customary terms and conditions; (B) the Target Stockholders reasonably determine in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal; and (C) the Target Stockholders determine in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that failure to take such actions would be inconsistent with its fiduciary duties under applicable law.

(b)  None of the Target Stockholders shall (i) withdraw, modify or amend, or publicly propose to withdraw, modify or amend, in a manner adverse to Acquirer or Parent, the approval, adoption or recommendation, as the case may be, of the Merger, this Agreement or any of the other transactions contemplated hereby, (ii) approve or recommend any Acquisition Proposal, (iii) cause Target to accept such Acquisition Proposal and/or enter into any Acquisition Agreement, or (iv) resolve to do any of the foregoing; provided, that a Target Stockholder may withdraw, modify or amend such recommendation prior to obtaining the approval of the Target Stockholders contemplated by Section 6.2 if (A) Target has complied with its obligations under this Section 5.2, (B) the Target Stockholder reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that failure to take such actions would be inconsistent with his fiduciary duties under applicable law and (C) prior to taking such actions, the Target Stockholder shall have given Acquirer at least 48 hours notice of his intention to take such action and the opportunity to propose changes to the terms of this Agreement and the Target Stockholder shall negotiate in good faith with respect to such changes.

(c)  Target shall as promptly as practicable (and in any event within 24 hours) advise Acquirer of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, and the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation. Target shall keep Acquirer informed of the status and material details (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep Acquirer fully informed as to the material details of any information requested of or provided by Target and as to the details of all discussions or negotiations with respect to any such request, Acquisition Proposal, inquiry or proposal.

(d)  For purposes of this Agreement, the following definitions shall apply:

(i)  “Acquisition Agreement” shall mean any letter of intent, agreement in principle, acquisition agreement, stock purchase agreement or other similar agreement relating to an Acquisition Proposal.

(ii)  “Acquisition Proposal” shall mean (a) any proposal or offer (including any proposal to Target Stockholders) from any Person or group relating to (i) any direct or indirect acquisition or purchase of 15% or more of the consolidated assets of Target and its Subsidiaries or 15% or more of any class of equity securities of Target or any of its Subsidiaries in a single transaction or a series of related transactions, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group beneficially owning 15% or more of any class of equity securities of Target or any of its Subsidiaries or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target or (b) any public announcement by or on behalf of Target, any of its Subsidiaries or any of their respective Affiliates (or any of their respective Representatives) or by any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(iii)  “Superior Proposal” shall mean a bona fide written proposal or offer made by any Person (other than Acquirer or an Affiliate of Acquirer) to acquire, directly or indirectly, (a) more than 50% of the shares of any class of equity securities of Target pursuant to a tender offer, separately or followed by a merger, (b) all of the shares of any class of equity securities of Target pursuant to a merger or otherwise or (c) all or substantially all of the assets of Target and its Subsidiaries, (i) on terms (taken as a whole) which the Target Stockholders determine in good faith, after consultation with a financial advisor of nationally recognized reputation, would, if consummated, be more favorable from a financial point of view to Target or its stockholders (in their capacity as such) than the transactions contemplated hereby, (ii) which the Board of Directors determines in good faith (after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel) and a financial advisor of nationally recognized reputation) is reasonably capable of being consummated (taking into account such factors as the Target Stockholders in good faith deems relevant, including all legal, financial, regulatory and other aspects of such proposal (including the terms of any financing, the likelihood of obtaining any necessary financing in a timely manner and the likelihood that the proposed transaction would be consummated) and the identity of the Person making such proposal), (iii) which, at the time the Superior Proposal is accepted (if at all), is not conditioned on the receipt of any financing and (iv) which is not made in material violation of any standstill, confidentiality or similar agreement entered into by Target or otherwise entered into for the benefit of, or enforceable by, Target.

6.  ADDITIONAL AGREEMENTS.

6.1  Approval of Stockholders. Target shall promptly after the date hereof take all action necessary in accordance with Peru Law and its Articles of Incorporation and Bylaws to obtain the written consent of the Target Stockholders approving the Merger as soon as practicable. Target shall use its efforts to solicit from Target Stockholders written consents in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

6.2  Access to Information. Target shall afford Acquirer and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) such of Target’s properties, personnel, books, contracts, commitments and records and (ii) all other information concerning the business, properties and personnel of Target as agreed upon by Target and Acquirer.

6.3  Public Disclosure. Unless otherwise permitted by this Agreement, Acquirer and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with OTCBB.

6.4  Piggyback Registration Rights. If Parent proposes to register any of its common stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash, Parent shall, at such time, promptly give the Target Stockholders notice of such registration. Upon the request of the Target Stockholders given within twenty (20) days after such notice is given by Parent, Parent shall cause to be registered all of the Parent Common Stock that it has received pursuant to this Agreement that the Target Stockholders have requested to be included in such registration, subject to cutback by the managing underwriter in an underwritten public offering. Parent shall have the right to terminate or withdraw any registration initiated by it under this Section 6.4 before the effective date of such registration, whether or not the Target Stockholders have elected to include Parent Common Stock in such registration.

6.5  Regulatory Approval; Further Assurances.

(a)  Each party shall use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Each of Target and Acquirer shall (i) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding and (iii) promptly inform the other party of any communication to or from the Governmental Entity regarding the Merger.

(b)  Acquirer and Target shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement shall: (i) make any filings and give any notices required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use all reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such party during the period prior to the Effective Time. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

6.6  Employee Matters.

(a)  Acquirer shall ensure that, except as set forth in Schedule 6.6(a), all persons who were employed by Target immediately preceding the Closing Date, including those on vacation, leave of absence or disability (the “Target Employees”), will remain employed in a comparable position on and immediately after the Closing Date, at not less than the same base rate of pay.

(b)  Each of Acquirer and Parent acknowledges that consummation of the transactions contemplated by this Agreement will constitute a change in control of Target (to the extent such concept is applicable). From and after the Closing, as applicable, (i) Acquirer, Parent and Target will honor in accordance with their terms all cash bonus plans, stock option, if any, and stock incentive plans, if any, employment agreements, consulting agreements, change-of-control agreements and severance agreements or plans between Target and any officer, director or employee of Target in effect prior to the Closing Date and (ii) Target shall pay to the applicable officers and employees listed in Schedule 6.6(b) any amounts with respect to such severance obligations that are payable in accordance with their terms.

6.7  Expenses. If the Merger is not consummated and except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

6.8  Amendment of Disclosure Schedules. From time to time prior to the Effective Time, Target may supplement or amend the Target Disclosure Schedules in order to make the information set forth therein timely, complete and accurate. For purposes of determining the fulfillment of the condition set forth in Section 7.2(a) as of the Closing, the Target Disclosure Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto. For purposes of determining the accuracy of the representations and warranties contained in Section 3 and the liability of the Target with respect thereto under Section 9, the Target Disclosure Schedules shall be deemed to include all information contained in any supplement or amendment thereto made on or before the Closing.

7.  CONDITIONS TO THE MERGER.

7.1  Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)  Stockholder Approval. This Agreement and the Merger shall be approved by the Target Stockholders by the requisite vote under Peru Law and Target’s Articles of Incorporation and By-Laws.

(b)  No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which could reasonably be expected to have a Material Adverse Effect on Acquirer or Parent after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(c)  Governmental Approval. Acquirer, Target and Parent shall have timely obtained from each Governmental Entity all approvals, waivers and consents, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and under state blue sky laws, other than filings and approvals relating to the Merger or affecting Acquirer’s ownership of Target or any of its properties if failure to obtain such approval, waiver or consent could not reasonably be expected to have a Material Adverse Effect on Acquirer after the Effective Time.

7.2  Additional Conditions to the Obligations of Acquirer and Parent. The obligations of Acquirer and Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquirer:

(a)  Representations, Warranties and Covenants. The representations and warranties of Target in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and at and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date), disregarding for the purposes of such determination any “Material Adverse Effect” or other materiality qualifiers set forth in such representations and warranties, except for such failures of such representations and warranties to be so true and correct as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target.

(b)  Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c)  Certificate of Officers. Acquirer and Parent shall have received a certificate executed on behalf of Target by the chief executive officer and chief financial officer of Target certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d)  Third Party Consents. All consents or approvals required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, except where the failure to obtain any such consents or approvals could not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on Target.

(e)  No Governmental Litigation. There shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and neither Acquirer nor Target shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) relating to the Merger and seeking to obtain from Acquirer or any of its Subsidiaries, or Target, any damages or other relief that would be material to Acquirer; (iii) seeking to prohibit or limit in any material respect Acquirer’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (iv) that would materially and adversely affect the right of Acquirer or Target to own the assets or operate the business of Target.

(f)  No Other Litigation. There shall not be pending any legal proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Acquirer or any of its Subsidiaries, or Target, any damages or other relief that would be material to Acquirer; (iii) seeking to prohibit or limit in any material respect Acquirer’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of Target Common Stock; or (iv) which would affect adversely the right of Acquirer or Target to own the assets or operate the business of Target.

(g)  Opinion. Counsel for Target shall have delivered to Acquirer an opinion containing the opinions in substantially the form attached hereto as Exhibit A.

7.3  Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

(a)  Representations, Warranties and Covenants. The representations and warranties of Acquirer and Parent in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and at and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date), disregarding for the purposes of such determination any “Material Adverse Effect” or other materiality qualifiers set forth in such representations and warranties, except for such failures of such representations and warranties to be so true and correct as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquirer or Parent.

(b)  Performance of Obligations. Acquirer and Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(c)  Certificate of Officers. Target shall have received a certificate executed on behalf of Acquirer and Parent by the chief executive officer and chief financial officer of Acquirer and Parent, respectively, certifying that the conditions set forth in Sections 7.3(a) and 7.3(a) have been satisfied.

8.  TERMINATION, AMENDMENT AND WAIVER.

8.1  Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 8.1(b) through Section 8.1(d), by written notice by the terminating party to the other party):

(a)  by the mutual written consent of Acquirer, Parent and Target;

(b)  by either Acquirer, Parent or Target if the Merger shall not have been registered in the Peruvian Public Registry by December 31, 2007, provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(c)  by either Acquirer, Parent or Target if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement; or

(d)  by Acquirer, Parent or Target, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.1 or 7.2 (in the case of termination by Acquirer and Parent) or Section 7.1 or 7.3 (in the case of termination by Target) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party.

8.2  Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Acquirer, Parent or Target, or their respective officers, directors, or stockholders, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Sections 6.3, 6.4, 6.7, and 10 shall remain in full force and effect and survive any termination of this Agreement.

8.3  Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4  Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

9.  INDEMNIFICATION.

9.1  Indemnification.

(a)  Survival of Warranties. All representations and warranties made by Acquirer, Parent or Target herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the second anniversary of the Closing Date (the “Termination Date”).

(b)  Indemnification by Target Stockholders. Subject to the limitations set forth in this Section 9, Target Stockholders will, severally and not jointly, indemnify and hold harmless Acquirer and Parent and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Acquirer or Parent within the meaning of the Securities Act (individually an “Acquirer Indemnified Person” and collectively the “Acquirer Indemnified Persons”) from and against any and all Damages (as defined below) arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Target in this Agreement, the Target Disclosure Schedule or any exhibit or schedule to this Agreement (excluding any misrepresentations, breaches or defaults (if any) of which Acquirer or Parent has actual knowledge at the time of Closing) or arising out of any liabilities or other obligations of Target that were incurred prior to the Effective Date.

(c)  Indemnification by Acquirer. Subject to the limitations set forth in this Section 9, Acquirer hereby agrees to indemnify, defend and hold harmless Target, the Target Stockholders and their respective officers, directors, agents, attorneys and employees, and each person who controls or may control Target or such Target Stockholders (individually a “Target Indemnified Person” and collectively, the “Target Indemnified Persons”) from and against any and all Damages which arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Acquirer in this Agreement, the Acquirer Disclosure Schedule or any exhibit or schedule to this Agreement (excluding any misrepresentations, breaches or defaults (if any) of which Target has actual knowledge at the time of Closing).

(d)  Threshold for Claims. The maximum aggregate liability of Target for claims by the Acquirer or Parent (whether for breach of contract, indemnity or otherwise) under this Agreement for breaches of representations, warranties and covenants shall not exceed 100% of the aggregate Merger Consideration paid by Acquirer to Target.

For purposes of this Agreement, “Damages” means any and all demands, claims, payments, obligations, actions or causes of action, assessments, losses, liabilities, damages (but excluding incidental, special, consequential, exemplary, punitive and similar damages or diminution in value), costs and expenses paid or incurred, including without limitation any legal or other expenses reasonably incurred in connection with investigating or defending any claims or actions and all amounts paid in settlement of claims or actions in accordance with Section 9 hereof.

10.  GENERAL PROVISIONS.

10.1  Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) business day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice):

(a)  if to Acquirer or Parent, to:
Av. Canaval y Moreyra 380 of 402
San Isidro, Lima
Peru
Attention: Luis Goyzueta
Telephone: +511-221-7365
Facsimile: +511-221-7347

and

9440 Little Santa Monica Blvd.
Suite 401
Beverly Hills, Ca 90210
Attention: Steven Magami
Telephone:  (310) 402-5901
Facsimile: (310) 402-5947

with a copy to:

DLA Piper US LLP
1251 Avenue of the Americas
New York, New York, 10020
Attention: Daniel I. Goldberg, Esq.
Fax: 212-884-8466
Tel: 212-335-4966

(b)  if to Target, to:

Interpacific Oil SAC
Calle Juno Mz. C Lt. 6B
La Campina, Chorrillos
Lima 04, Perú
Attention: Luis Goyzueta
Alberto Pinto
Fax:
Tel:

with a copy to:

Muniz, Ramirez, Perez-Taiman & Luna-Victoria
Las Begonias 475 6to Piso
Lima 27, Perú
Attention: Jorge Zuniga
Fax: (51-1) 611-7000
Tel: (51-1) 611-7010

(c)  if to Target Stockholders, to:

Luis Goyzueta
Av. La Merced 810
Surco, Lima 33
Perú

Alberto Pinto
Calle Bolívar 472-304
Lima 18, Perú

Patrick Orlando
Antonio Pezet 1506,
San Isidro, Lima 27
Perú

with a copy to:

Muniz, Ramirez, Perez-Taiman & Luna-Victoria
Las Begonias 475 6to Piso
Lima 27, Perú
Attention: Jorge Zuniga
Fax: (51-1) 611-7000
Tel: (51-1) 611-7010

10.2  Definitions. In this Agreement any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole provided, that no event, changer or effect occurring as a result of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect with respect to any party: (i) this Agreement, the transactions contemplated hereby or the announcement thereof, (ii) changes in general economic or political conditions or the securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) or (iii) changes, after the date of this Agreement, in conditions generally applicable to businesses in the same or similar industries of Target including, without limitation, (A) changes in laws generally applicable to such businesses or industries or (B) changes in generally accepted accounting principles as applied in the United States on a consistent basis or their application. In this Agreement, any reference to Target’s “knowledge” means the actual knowledge without independent investigation of Target’s officers and directors. In this Agreement, any reference to Acquirer’s and Parent’s “knowledge” means the actual knowledge without independent investigation of Acquirer’s and Parent’s officers and directors. In this Agreement, an entity shall be deemed to be a “Subsidiary” of a party if such party directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity or financial interests of such entity.

10.3  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.4  Entire Agreement; Nonassignability. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target Disclosure Schedule and the Acquirer Disclosure Schedule together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof including the letter of intent, dated May 11, 2007, by and among the parties to this Agreement.

10.5  Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of Peru applicable to parties residing in Peru, without regard applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within Peru, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby.

10.7  Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.8  Enforcement. Each of the parties hereto agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court located in Peru, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court located Peru in the event that any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a court sitting in Peru and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated by this Agreement.

10.9  Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Acquirer, Parent, Target and Target Stockholders have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

PURE BIOFUELS CORP.

By:	/s/ Steven Magami
Steven Magami President

PURE BIOFUELS DEL PERU S.A.C.

By:	/s/ Luis Goyzueta
Luis Goyzueta Managing Director

INTERPACIFIC OIL S.A.C.

By:	/s/ Luis Goyzueta
Luis Goyzueta Managing Director

INTERPACIFIC OIL S.A.C.

By:	/s/ Alberto Pinto
Alberto Pinto Managing Director

TARGET STOCKHOLDERS

/s/ Luis Goyzueta
LUIS GOYZUETA, shareholder of Interpacific Oil S.A.C.

/s/ Alberto Pinto
ALBERTO PINTO, shareholder of Interpacific Oil S.A.C.

/s/ Patrick Orlando
PATRICK ORLANDO, shareholder of Interpacific Oil S.A.C.

[Signature Page - Merger Agreement between Interpacific Oil S.A.C. and Pure Biofuels Corp.]